UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FortuNet, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	88-0252188
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2950 South Highland Drive, Suite C Las Vegas, Nevada (Address of principal executive offices)	89109 (Zip Code)
2005 Stock Incentive Plan
2005 Stock Incentive Plan for Independent Directors
(Full Title of the Plans)
Yuri Itkis
Chief Executive Officer
FortuNet, Inc.
2950 South Highland Drive, Suite C
Las Vegas, Nevada 89109
(702) 796-9090
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies of communications to:
Thomas J. Morgan, Esq.
Lewis and Roca LLP
40 North Central Avenue
Phoenix, Arizona 85004

CALCULATION OF REGISTRATION FEE
			Proposed
		Proposed Maximum	Maximum
	Amount to be	Offering Price Per	Aggregate	Amount of
Title of Each Class of Securities to be Registered	Registered (1)	Share (2)	Offering Price (2)	Registration Fee
Common Stock, par value $0.001 per share
2005 Stock Incentive Plan	725,000	$14.78	$10,715,500.00	$1,146.56
2005 Stock Incentive Plan for Independent Directors	100,000	$14.78	$1,478,000.00	$158.15
TOTAL	825,000		$12,193,500.00	$1,304.70

(1)	Shares of Common Stock of FortuNet, Inc. to be registered under the 2005 Stock Incentive Plan and 2005 Stock Incentive Plan for Independent Directors.

(2)	Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating registration fee on the basis of $14.78 per share, the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq National Market on March 28, 2006, a date within 5 business days prior to filing this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.
Item 2. Registrant Information and Employee Plan Annual Information.
     The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933 (the “Securities Act”), and are available, free of charge, upon written or oral request: FortuNet, Inc., 2950 South Highland Drive, Suite C, Las Vegas, Nevada, 89109, attention Chief Financial Officer, Tel: (702) 796-9090.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents and information previously filed with the Commission by FortuNet, Inc. (the “Registrant”) are hereby incorporated by reference in this Registration Statement:
•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005;

•	the description of the Common Stock contained in our Registration Statement on Form S-1, File No. 333-128391, filed on January 30, 2006, including any reports filed under the Exchange Act for the purpose of updating such description.
     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     The class of securities to be offered is registered under Section 12 of the Exchange Act.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Under Nevada law, our directors and officers are not individually liable to the Registrant or its stockholders for any damages resulting from the directors’ or officers’ acts or failures to act unless the act or failure to act constitutes a breach of the director’s or officer’s fiduciary duties and involves intentional misconduct, fraud or a knowing violation of law.
     Our Amended and Restated Articles of Incorporation and Amended and Restated Bylaws require us to indemnify our directors and officers to the fullest extent authorized by Nevada law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) and to carry directors’ and officers’ liability insurance providing indemnification for our directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Exhibit Index.
Item 9. Undertakings.
     The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 31st day of March, 2006.

FortuNet, Inc.

	By	/s/ Yuri Itkis

Yuri Itkis, Chief Executive Officer and
Chairman of the Board

	By	/s/ William R. Jacques

William R. Jacques, Chief Financial Officer

Date: March 31, 2006
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Yuri Itkis and William R. Jacques, Jr., and each of them, as his attorney-in-fact, with full power of substitution in each, for him in any and all capacities to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yuri Itkis Yuri Itkis	Chief Executive Officer and Chairman of the Board	March 31, 2006

/s/ Boris Itkis Boris Itkis	Director, Director of Engineering and Chief Technical Officer	March 31, 2006

/s/ Merle Berman Merle Berman	Director	March 31, 2006

/s/ Bradley P. Forst Bradley P. Forst	Director	March 31, 2006

/s/ Harlan W. Goodson Harlan W. Goodson	Director	March 31, 2006

Arthur Schleifer, Jr.	Director	March 31, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	2005 Stock Incentive Plan.(1)

4.2	2005 Stock Incentive Plan for Independent Directors.(1)

4.3	Amended and Restated Certificate of Incorporation of Registrant.(1)

4.4	Amended and Restated Bylaws of Registrant.(2)

5.1	Opinion of Lewis and Roca LLP.

23.1	Consent of Schechter, Dokken, Kanter Andrews & Selcer Ltd.

23.2	Consent of Lewis and Roca LLP. (included in its opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages to this Registration Statement).

(1)	Incorporated by reference to Amendment No. 1 to the Company’s Registration Statement filed on Form S-1 (File No. 333-128391) on October 27, 2005.

(2)	Incorporated by reference to Amendment No. 3 to the Company’s Registration Statement filed on Form S-1 (File No. 333-128391) on November 21, 2005.